SUNSHINE BANCORP, INC. ANNOUNCES COMPLETION OF $42.3 MILLION INITIAL PUBLIC STOCK OFFERING AND MUTUAL-TO-STOCK CONVERSION

Plant City, Florida, July 14, 2014 – Sunshine Bancorp, Inc. (the “Company”), the holding company for Sunshine State Bank (the “Bank”), announced that it completed its initial public stock offering and the mutual-to-stock conversion of the Bank on July 14, 2014. The shares of the Company’s common stock are expected to begin trading on the Nasdaq Capital Market on July 15, 2014 under the ticker symbol “SBCP.”

The Company sold 4,232,000 shares of common stock, including 338,560 shares to the employee stock ownership plan, at $10.00 per share for gross offering proceeds of $42.3 million.  The offering was oversubscribed in the first category of the subscription offering by eligible account holders with aggregate balances of at least $50 as of the close of business on September 30, 2012.  Certificates reflecting the shares purchased in the offering and refund checks for any subscribers not receiving all or part of shares ordered are expected to be mailed no later than July 15, 2014.

If you are a first category subscriber and would like to confirm your allocation, you may contact the stock information center at (877) 821-5783 (toll free) from 10:00 a.m. until 4:00 p.m., Eastern Time, Monday through Friday.  The information is also available online at https://allocations.kbw.com/.

Keefe, Bruyette & Woods, Inc., A Stifel Company acted as selling agent in the subscription offering, and served as financial advisor to the Company and the Bank in connection with the conversion.  Luse Gorman Pomerenk & Schick, P.C. served as legal counsel to the Company and the Bank.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.